UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 21, 2012

First PacTrust Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-49806	04-3639825
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18500 Von Karman Avenue, Suite 1100, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (949) 236-5211

Not Applicable
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2012, First PacTrust Bancorp, Inc. (“First PacTrust”) announced the appointment of Steven A. Sugarman as Chief Executive Officer of First PacTrust and Robert M. Franko as Chief Executive Officer of Pacific Trust Bank, fsb, a federal savings bank and wholly-owned subsidiary of First PacTrust (“PacTrust Bank”).  Mr. Franko continues to serve as President of First PacTrust and Chief Executive Officer of Beach Business Bank.  The new appointments occurred concurrently with the resignation of Gregory A. Mitchell as an officer and director of First PacTrust and its subsidiaries and affiliates.

In connection with Mr. Mitchell’s resignation as Co-Chief Executive Officer of First PacTrust and Chief Executive Officer and President of PacTrust Bank, Mr. Mitchell entered into a Separation and Settlement Agreement with First PacTrust (the “Agreement”) that provided the terms and conditions relating to Mr. Mitchell’s resignation and his continued service as a consultant to First PacTrust.

The Agreement provides that, consistent with the severance amounts provided by the employment agreement entered into by and between Mr. Mitchell and First PacTrust dated as of November 1, 2010, Mr. Mitchell will receive severance payments equal to two years of annual base salary, payable in 24 equal monthly installments and, in exchange for the cancellation of all of Mr. Mitchell’s outstanding First PacTrust equity awards, First PacTrust will make a lump sum payment to Mr. Mitchell equal to $503,830.40.  In addition, First PacTrust will pay Mr. Mitchell consulting fees in the amount of $65,000 in exchange for Mr. Mitchell providing consulting services to First PacTrust and its subsidiaries for up to six months following the resignation date.

In addition, Mr. Mitchell will be subject to employee and customer non-solicitation restrictions for twenty-four months immediately following the resignation date and perpetual confidentiality restrictions.  The Agreement also includes a release of all claims against First PacTrust and its subsidiaries and affiliates by Mr. Mitchell and a mutual nondisparagement provision.

Further, on September 24, 2012 and September 25, 2012, First PacTrust and PacTrust Bank entered into agreements amending the terms of the employment agreements with certain executive officers (the “Amendments”). Each of the Amendments includes a cash bonus in the form of an increase in the executive officer’s base salary (the “Cash Bonus”), and a grant of restricted shares of the Company’s common stock, which shares were fully vested upon grant (the “Equity Award”). For certain executive officers, the Amendments also extend the applicable severance period in order to be consistent among all executive officers, and provide that the Cash Bonus would not be included in the calculation of severance benefits under their employment agreements except upon a termination without “Cause” or for “Good Reason,” as those terms are defined in the employment agreements, occurring within 12 months following a “Change of Control,” as that term is defined in the Amendments. Each executive officer also agreed that the Equity Award would offset any claims existing on or before the execution of the Amendments which the executive officer might have asserted in connection with his employment.  Among the affected executive officers, Marangal Domingo, Executive Vice President & Chief Financial Officer, received a Cash Bonus of $50,000 and an Equity Award of 10,000 vested restricted shares, and Matthew Bonaccorso, Executive Vice President & Chief Credit Officer, received a Cash Bonus of $20,000 and an Equity Award of 10,000 vested restricted shares.

In addition, on September 25, 2012, First PacTrust, PacTrust Bank and Beach Business Bank entered into agreement (the “Employment Agreement”) with Robert M. Franko pursuant to which Mr. Franko will serve as the Chief Executive Officer of each of PacTrust Bank and Beach Business Bank for an initial term of three years. The Employment Agreement provides that Mr. Franko will be paid an annual  base salary of $375,000 and receive an initial grant of 60,000 restricted shares of common stock of First PacTrust, which shares vest in five equal installments of 12,000 shares each commencing on September 25, 2012 and on each anniversary date thereafter through September 25, 2016.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits: The following exhibits are being provided herewith:
	99.1	Separation and Settlement Agreement dated as of September 21, 2012 by and between First PacTrust Bancorp, Inc. and Gregory A. Mitchell.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 27, 2012	First PacTrust Bancorp, Inc. By: /s/ Richard Herrin Name: Richard Herrin Title: Executive Vice President, Chief Administrative Officer and Corporate Secretary

Exhibit Index

Exhibit No. EX-99.1	Description Separation and Settlement Agreement dated as of September 21, 2012 by and between First PacTrust Bancorp, Inc. and Gregory A. Mitchell.